EXHIBIT 11.0




                         COLUMBIA BANCORP AND SUBSIDIARY


                       INFORMATION USED IN THE COMPUTATION
                         OF NET INCOME PER COMMON SHARE
                 For the Six Months Ended June 30, 1997 and 1996



                                                        1997             1996
                                                     ----------       ----------

Net income                                           $1,970,719        2,032,642
                                                     ==========       ==========

Weighted average common shares
   outstanding                                        2,149,772        2,146,735
Effect of dilutive stock options and
   warrants                                             121,374          110,147
                                                     ----------       ----------

Total weighted average shares
   outstanding                                        2,271,146        2,256,882
                                                     ==========       ==========

Net income per common share                          $     0.87             0.90
                                                     ==========       ==========


                                      (17)